Exhibit 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	October 26, 2005

FOR RELEASE:	Immediate
KENNAMETAL REPORTS STRONG FIRST QUARTER RESULTS
- Q1 06 sales up 7 percent, reflects 9 percent organic growth
- Earnings per diluted share (EPS) of $0.72, up 18 percent
- Another quarter of strong cash flow generation
LATROBE, Pa., October 26, 2005 — Kennametal Inc. (NYSE: KMT) today reported fiscal 2006 first quarter EPS of $0.72, including expenses related to the adoption of SFAS 123(R) of $0.05 per share and increased domestic pension expense of $0.04 per share, compared with prior year first quarter EPS of $0.61.
Sales of $569 million were up 7 percent compared to prior year first quarter sales of $531 million.
Kennametal Chairman, President and Chief Executive Officer, Markos I. Tambakeras, said, “First quarter results exceeded our expectations due to favorable sales mix, raw material costs up appreciably over last year but lower than anticipated and better than expected price realization. Each of our three business groups, Metalworking Solutions and Services, Advanced Materials Solutions, and J&L Industrial Supply, is winning in the marketplace and continues to provide superior value to customers through our leadership position in technology and innovation focused on helping customers improve their competitiveness.”
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Highlights of the Fiscal 2006 First Quarter
•	Sales of $569 million were up 7 percent versus the same quarter last year, including 9 percent organic sales growth, 1 percent benefit from foreign currency exchange and partially offset by net impact of acquisitions and divestitures.

•	Net income was $28 million compared to $23 million in the prior year, up 24 percent.

•	Net cash flow from operations was $27 million versus $32 million in the same quarter last year.

•	ROIC was up 230 basis points to 9.9 percent - a new high.
Outlook
Economic indicators project continued growth through fiscal 2006 in North America and the rest-of-the-world markets, and flat to modest growth in European markets. Kennametal continues to expect organic revenue growth in the 7 to 10 percent range, at two to three times the underlying growth rates in industrial production of its addressed end markets.
Tambakeras said, “We were very pleased with our performance for the first quarter of fiscal 2006, and the outlook for our end markets for the remainder of the year remains positive. The major challenge in fiscal year 2006 continues to revolve around raw material costs, especially tungsten. We have demonstrated the ability to meet this challenge and expect to continue doing so for the remainder of the year.”
Reported EPS for fiscal year 2006 is now expected to be $3.50 to $3.90, including an approximately $0.25 negative impact from the combination of expensing options due to SFAS 123(R) and the effects of the reduction in the discount rate applied to the company’s pension plans. This revised earnings outlook represents an increase from previous 2006 EPS guidance of $3.30 to $3.80. In addition to narrowing the earnings guidance range, the revised outlook establishes a lower range that reflects a 12 percent increase, and a higher range that reflects a 25 percent increase from prior year EPS of $3.13.
Organic sales for the second quarter of fiscal year 2006 are expected to grow 6 to 9 percent, despite tougher comparisons. The company is expecting its top line growth to moderate slightly in the second quarter due to the collective impact of a rising interest rate environment, sustained higher energy costs and the effect of recent hurricanes. In addition, the company anticipates continuing pressure on raw material costs. Reported EPS is forecasted to be in the range of $0.68 to $0.73, consistent with our seasonal pattern and reflects confidence in the company’s ability to maintain the momentum of first quarter. Furthermore, this earnings guidance is based on an effective tax rate of 35 percent compared with 20 percent effective tax rate in the second quarter of last year.
Operating margins and ROIC are expected to reflect continued improvement for the remainder of fiscal year 2006.
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As previously discussed, Kennametal anticipates net cash flow provided by operating activities of approximately $200 million to $220 million for fiscal 2006. Adjusting net cash flow provided by operating activities for the impact of purchases of property, plant and equipment ($80 million), Kennametal expects to generate between $120 million to $140 million of free operating cash flow for fiscal 2006.
Dividend Declared
Kennametal also announced its Board of Directors declared a quarterly cash dividend of $0.19 per share, reflecting a 12% increase recently implemented. The dividend is payable November 21, 2005, to shareowners of record as of the close of business on November 9, 2005.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
First quarter results will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, just click on the link to “Corporate”, and then click “Investor Relations.” This event also will be available on the company’s website through November 9, 2005.
This release contains “forward-looking’’ statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global and regional economic conditions; risks associated with the availability and costs of raw materials; commodity prices; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments; future terrorist attacks; labor relations; demand for and market acceptance of new and
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existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2 billion annually of Kennametal products and services—delivered by our 14,000 talented employees in over 60 countries—with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
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FINANCIAL HIGHLIGHTS
Consolidated Statements of Income (Unaudited):

	Quarter Ended
(in thousands, except per share amounts)	September 30,
	2005	2004
Sales	$569,218	$531,436
Cost of goods sold	369,348	358,041

Gross profit	199,870	173,395
Operating expense	147,662	130,949
Amortization of intangibles	1,351	537

Operating income	50,857	41,909
Interest expense	7,829	6,456
Other income, net	(876)	(1,574)

Income before provision for income taxes and minority interest	43,904	37,027
Provision for income taxes	15,059	13,330
Minority interest	748	977

Net income	$28,097	$22,720

Basic earnings per share	$0.74	$0.62

Diluted earnings per share	$0.72	$0.61

Dividends per share	$0.19	$0.17

Basic weighted average shares outstanding	37,949	36,373

Diluted weighted average shares outstanding	38,915	37,363

SEGMENT DATA (Unaudited):

	Quarter Ended
	September 30,
	2005	2004
Outside Sales:
Metalworking Solutions and Services Group	$346,538	$315,870
Advanced Materials Solutions Group	157,678	117,886
J&L Industrial Supply	65,002	61,417
Full Service Supply	—	36,263

Total Outside Sales	$569,218	$531,436

Sales By Geographic Region:
Within the United States	$307,399	$301,783
International	261,819	229,653

Total Sales by Geographic Region	$569,218	$531,436

Operating Income (Loss):
Metalworking Solutions and Services Group	$46,246	$38,872
Advanced Materials Solutions Group	23,328	14,533
J&L Industrial Supply	6,844	5,721
Full Service Supply	—	120
Corporate and eliminations (1)	(25,561)	(17,337)

Total Operating Income, as reported	$50,857	$41,909

(1)	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	September 30,	June 30,
	2005	2005
ASSETS
Cash and equivalents	$37,916	$43,220
Trade receivables, net of allowance	389,964	403,097
Receivables securitized	(100,445)	(109,786)

Accounts receivable, net	289,519	293,311
Inventories	420,285	386,674
Deferred income taxes	70,912	70,391
Other current assets	34,004	37,466

Total current assets	852,636	831,062
Property, plant and equipment, net	517,127	519,301
Goodwill and intangible assets, net	644,730	652,791
Other assets	86,633	89,183

Total	$2,101,126	$2,092,337

LIABILITIES
Short-term debt, including notes payable	$6,770	$50,889
Accounts payable	150,269	154,839
Accrued liabilities	221,445	222,930

Total current liabilities	378,484	428,658
Long-term debt	408,480	386,485
Deferred income taxes	54,307	59,551
Other liabilities	232,344	227,321

Total liabilities	1,073,615	1,102,015

MINORITY INTEREST	18,117	17,460

SHAREOWNERS’ EQUITY	1,009,394	972,862

Total	$2,101,126	$2,092,337

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
For the Period Ended September 30, 2005

Invested Capital	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	Average
Debt	$415,250	$437,374	$485,168	$405,156	$435,435	$435,667
Accounts receivable securitized	100,445	109,786	120,749	115,253	115,309	112,308
Minority interest	18,117	17,460	19,664	19,249	17,377	18,373
Shareowners’ equity	1,009,394	972,862	1,021,186	1,003,507	924,432	986,276

Total	$1,543,206	$1,537,482	$1,646,767	$1,543,165	$1,492,553	$1,552,635

			Quarter Ended
Interest Expense	9/30/2005	6/30/2005	3/31/2005	12/31/2004	Total

Interest expense	$7,829	$7,897	$6,803	$6,121	$28,650
Securitization interest	1,065	981	868	757	3,671

Total interest expense	$8,894	$8,878	$7,671	$6,878	$32,321

Income tax benefit					11,086
Total Interest Expense, net of tax					$21,235

			Quarter Ended
Total Income	9/30/2005	6/30/2005	3/31/2005	12/31/2004	Total

Net Income, as reported	$28,097	$37,740	$30,650	$28,181	$124.668
Restructuring and asset impairment charges	—	—	3,306	—	3,306
Loss on assets held for sale	—	—	1,086	—	1,086
Minority interest expense	748	238	1,449	928	3,363

Total Income, excluding special items	$28,845	$37,978	$36,491	$29,109	$132,423

Total Income, excluding special items					$132,423
Total Interest Expense, net of tax					21,235

					$153,658
Average invested capital					$1,552,635

Adjusted Return on Invested Capital					9.9%

Return on Invested Capital calculated utilizing Net Income, as reported is as follows:
Net Income, as reported					$124,668
Total Interest Expense, net of tax					21,235

					$145,903
Average invested capital					$1,552,635

Return on Invested Capital					9.4%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
For the Period Ended September 30, 2004

Invested Capital	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003	Average
Debt	$435,435	$440,207	$494,312	$481,327	$520,138	$474,284
Accounts receivable securitized	115,309	117,480	108,916	101,422	95,318	107,689
Minority interest	17,377	16,232	16,598	16,286	16,089	16,516
Equity	924,432	887,152	809,904	791,442	746,562	831,899

Total	$1,492,553	$1,461,071	$1,429,730	$1,390,477	$1,378,107	$1,430,388

			Quarter Ended
Interest Expense	9/30/2004	6/30/2004	3/31/2004	12/31/2003	Total

Interest expense	$6,456	$6,405	$6,332	$6,547	$25,740
Securitization interest	580	443	356	483	1,862

Total interest expense	$7,036	$6,848	$6,688	$7,030	$27,602

Income tax benefit					9,109

Total Interest Expense, net of tax					$18,493

			Quarter Ended
Total Income	9/30/2004	6/30/2004	3/31/2004	12/31/2003	Total

Net Income, as reported	$22,720	$29,852	$24,070	$10,892	$87,534
Minority Interest Expense	977	(36)	533	404	1,878
MSSG Restructuring	—	—	—	1,109	1,109
AMSG Restructuring	—	—	—	1,018	1,018
Pension Curtailment	—	—	—	883	883
Gain on Toshiba Investment	—	—	—	(2,990)	(2,990)
Strong Tool Note Receivable	—	—	—	1,360	1,360

Total Income, excluding special items	$23,697	$29,816	$24,603	$12,676	$90,792

Total Income, excluding special items					$90,792
Total Interest Expense, net of tax					18,493

					$109,285
Average Invested Capital					$1,430,388

Adjusted Return on Invested Capital					7.6%

Return on Invested Capital calculated utilizing Net Income, as reported is as follows:
Net Income, as reported					$87,534
Total Interest Expense, net of tax					18,493

					$106,027
Average invested capital					$1,430,388

Return on Invested Capital					7.4%

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